EXHIBIT 10.8


                               LICENSE AGREENMNT



     THHS AGREENENT ("Agreement") is made as of the 12th day of April 1999, by and between Famous Fixins, Inc. ("Licensee"), a corporation organized under the laws of the State of New York, having its principal place of business at 250 West 57th street, Suite 2501, New York, NY 10107, IMS and KKSM F/S/0 Sammy Sosa ("Licensor"), an individual of full age and majority.

     WHEREAS, Licensee manufactures celebrity food products and has been granted the exclusive right to the use of the name and likeness of Licensor on and in connection with the development, manufacture, distribution, promotion, and sale of a line of limited edition cereal products (to include no more than 2 editions) endorsed by Licensor ("the Products").

     NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows;

      1. Grant of License. Licensor hereby grants Licensee the right to use the name, photograph, characterization, likeness, voice, image, and biographical data of Licensor, and the trademarks, logos, copyrights and all other authorized material owned or controlled by the Licensor (the "Licensed Subject Matter") in connection with the development, manufacture, distribution, promotion, and sale of the Products, more specifically, cereal and related merchandise ("the License"). This License shall be effective in North America and the Caribbean beginning on April 12, 1999 and continuing for the term of one year until April 14, 2000, (the "License Term"), unless terminated in accordance with the terms and conditions of Paragraphs 8 or 9 of this Agreement. If sales of the Products reach 1,000,000 boxes, the License Term shall be automatically extended, and shall end on April 14, 2001.

      2. Licensee's Obligations. Licensee shall undertake to use its best efforts to develop, manufacture, distribute, promote, and sell the Products, more specifically, cereal and related merchandise, provided however, that Licensee shall have the right to determine: (a) the type and quantity of Products developed and manufactured; (b) the markets in which the Products are distributed and sold; (c) the manner of distribution and sale of the Products; and (d) the volume and nature of advertising for the Products. Licensee shall submit for Licensor's approval the type of cereal, the name of cereal, the packaging design, advertising material, press materials and all other materials to be used in connection with the Products approval of which shall not be unreasonably delayed or withheld. Licensee shall pay all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the Products. Initial distribution markets to include New York, Chicago, Florida, California, and the Dominican Republic, with National distribution following. Licensee shall handle all fulfillment (including all check, money order and credit card transactions) and tracking responsibilities from the sale of other related merchandise from the back panel or elsewhere on the packaging or promotional materials of the Products. All rights, titles, and interests in and to the Products, their formulae and secret ingredients, and their packaging and labeling shall be, and they are specifically and entirely, reserved to Licensee and may be fully exploited without regard to the extent to which such rights may be competitive with this Agreement or the rights granted hereunder.

      3. Licensor's Obligation. Licensor shall supply the Licensed Subject Matter and press conference appearance, which will last no longer than one hour. Press conference will be held in the city of Chicago on a mutually agreeable date and location. Any additional participation is at the sole discretion of Licensor. If the Licensee requests further participation by Licensor, Licensee shall provide first class airline tickets, accommodations and travel for Sammy Sosa and a guest for any appearances outside a fifty (50) mile radius from Chicago, as well as additional reasonable compensation to be determined based on the additional requested appearances). Licensor shall further furnish Licensee with sufficient information about the Licensor's schedule to allow Licensee to adequately plan its promotions and sales programs. Any and all publicity regarding the Products shall be issued only by Licensee. Licensor shall not be shown in uniform without the express written consent of MLB. Licensor shall source, purchase, design and print all related merchandise for back panel and other promotional materials to be supplied to fulfillment house.

      4. Quality Assurance. Licensee agrees that all use of the Licensed Subject Matter shall be only upon the Products manufactured by or for Licensee in accordance with quality standards approved by Licensor prior to the commencement of manufacturing of the Products. Licensee shall submit for Licensor's approval the type of cereal, the name of cereal, the packaging design, advertising material, press materials and all other materials to be used in connection with the Products approval of which shall not be unreasonably delayed or withheld.

      5. Compensation. As full and complete compensation to Licensor for entering into and performing the terms and conditions of the Agreement, and provided that Licensor completely performs his obligations hereunder, Licensee shall pay Licensor a license fee via cashier's check or wire transfer (the
"Licensing Fee") in an amount equal to [                ] percent ([    ]%) of
all monies received by Licensee as revenue derived from the sale of the Products ("Gross Receipts" less slotting fees). Licensor will also receive
[          ] percent ([   ]%) of related merchandise gross sales (not including
shipping & handling fees) less [    ]% of Gross Profits (Gross sales less cost
of goods sold) from the sale of all related merchandise from the back panel and other promotional materials. In addition, as further consideration for this
Agreement, Licensor will receive a warrant to purchase [      ] shares of the
Company's unregistered common stock at the purchase price of $[   ] per share
(the "exercise price") with an expiration date of five (5) years from the date hereof upon the signing of this Agreement.

      6. Accounting. Licensee shall render a detailed accounting to Licensor on a quarterly basis on February 1st, April 1st, July 1st, November 1st. Each accounting shall show both quarterly and cumulative Gross Receipts for the Products and related merchandise and shall be accompanied by the payment in full then due to the Licensor. Licensee agrees that it will keep accurate and complete records and books of account showing all endorsed products and merchandise shipped by it and prices thereof related to Licensor. Licensor, or Licensor's representative shall have the right at reasonable times and on reasonable notice to inspect and make copies of the Licensee books and records of company, at Licensor's expense, in so far as they relate to the computation of royalties to be paid to Licensor thereunder and the shipment of endorsed products and related merchandise pursuant to this Agreement.

      7. Insurance. Licensee maintains $8,000,000 in product liability insurance, which cover all products produced by Licensee bearing Licensor's name and likeness. Licensee will supply evidence of product liability insurance on a timely basis (i.e. Certificate of Insurance).

      8. Licensor Termination. Licensor may terminate this Agreement upon forty-five (45) days written notice if (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of its receipt of written notice of the breach; (b) Licensee becomes insolvent or files a petition in bankruptcy or (c) Licensee permanently discontinues production and distribution of the Products.

      9. License Termination. Licensee may terminate this agreement upon forty-five (45) days written notice if (a) Licensor breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of his receipt of written notice of the breach; (b) Licensor becomes insolvent or files a petition in bankruptcy; (c) Licensee determines, in its sole and absolute discretion, to discontinue production and distribution of the Products; (d) Licensor becomes the subject of public dispute or scandal that affects Licensor's image. Injury(ies) or illness of said Licensor shall not in any way affect the validity of this Agreement.

      10. Indemnification. The parties hereto shall indemnify, defend, protect, and save and hold each other harmless from and against any and all actions, claims, suits, losses, judgements, penalties, liabilities, damages, costs and expenses, including, without limitation, reasonable attorney's fees and court costs, of whatever kind and nature imposed on, incurred by, or asserted, made, brought, or made against each other arising out of a party's breach of any of its representations, warranties, or obligations made pursuant to this Agreement or through the gross negligence or intentional acts of its officers, directors, employees, or representatives.

      11. Assignment. Neither Licensor nor Licensee shall assign this Agreement without the prior written consent of the other party, except that Licensee shall have the right to assign this Agreement to any wholly owned subsidiary, or to any person, firm, or corporation owning or acquiring a substantial portion of Licensee's stock or assets.

      12. Notices. Any notice to be hereunder shall be made in writing and shall be sent by certified U.S. mail, return receipt requested, postage paid. All notices to Licensor shall be sent to Sammy Sosa, c/o Mark Leonard, c/o Integrated Marketing Solutions, Inc., 212 West Superior Street, Suite 500, Chicago, IL 60610, All notices to Licensee shall be sent to Jason Bauer, c/o Famous Fixins, 250 West 57th St., Suite 2501, New York, NY 10107.

      13. Relationship of the Parties. Nothing in this Agreement shall be construed to (a) give either party the power to direct or control the day to day activities of the other; (b) constitute the parties as partners, joint ventures, co-owners, or otherwise as participants in a joint and common undertaking; or (c) constitute Licensor, its agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create any obligation on behalf of Licensee for any purposes whatsoever.

      14. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in the County of New York in accordance with the laws of the State of New York. In the event of any action, suit, or proceeding concerning, arising out of, or based upon this Agreement brought by either party against each other, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees in connection therewith in addition to the costs of such action, suit or proceeding.

      15. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter. No waiver, modification, or addition to this agreement shall be valid unless reduced to writing and signing by both parties. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained therein. Notwithstanding the foregoing, in the event any provision is held void, voidable, invalid, or inoperative and impairs Licensee's right to manufacture, distribute, promote, or sell the Products, then Licensee may, upon notice to Licensor, terminate this Agreement.


      IN WITNESS WHEREOF, the parties have executed this Agreement in New York, New York, on the day and year first above written.


LICENSEE:      FAMOUS FIXINS, INC.

               By:  /s/ Jason Bauer
                  ------------------------
                    Jason Bauer, President


LICENSOR:           /s/ Sammy Sosa
               ---------------------------
                    Sammy Sosa